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                                                                   EXHIBIT 10.10


May 11, 2001


R. Elliot Carpenter
5820 Firestone Court
San Jose, CA  95138


Dear Elliot:

On behalf of Roxio, Inc., I am pleased to confirm your position as Vice President of Finance for the Company. Your initial salary will be $14,583.33 per month ($175,000 annualized). You will also receive an automobile allowance of $650 per month.

In addition, you have been granted an option to purchase 92,500 shares of Roxio stock in accordance with the Roxio 2000 Employee Stock Plans. The strike price of the Roxio stock options will be $8.50. Your option to purchase 67,221 shares will vest 25% on the one-year anniversary of September 21, 2001, and 6.25% quarterly thereafter, to be fully vested at the end of four years. Vesting schedules for your option to purchase 25,278 shares will vary, with more information forthcoming.

This offer is contingent upon compliance with the Immigration Reform Control Act of 1986 (IRCA). You should understand that this offer does not constitute a contract of employment for any specified period of time but will create an "employment at will" relationship.

Please sign this letter, indicating acceptance of this offer, and return to me. Also, please review and complete the enclosed forms.

Elliot, we are pleased to have you as a member of the Roxio team and are confident you will continue to make a major contribution to our success.

Sincerely,

/s/ Richard Loupee

Richard Loupee
Director, Human Resources- Roxio, Inc.

Attachments
                                   Accepted:  /s/ R. Elliot Carpenter
                                             ----------------------------
                                                  R. Elliot Carpenter